IMMEDIATE RELEASE

Evans Bancorp Reports 2010 First Quarter Net Income of $1.5 Million

HAMBURG, NY, April 21, 2010 – Evans Bancorp, Inc. (the “Company” or “Evans”) (NASDAQ: EVBN), a community financial services company serving Western New York since 1920, today reported its results of operations for the first quarter ended March 31, 2010.

HIGHLIGHTS OF THE 2010 FIRST QUARTER

•	First quarter net income increased to $1.45 million from a net loss of ($1.25) million in last year’s first quarter, which included a $2.9 million provision for lease losses and $2.0 million goodwill impairment charge associated with the Company’s discontinued small-ticket commercial equipment leasing business.

•	Net interest income increased 16.6% due to core loan performance and reduced interest expense as compared with the first quarter of 2009.

•	Core loans, which are defined as total loans and leases less direct financing leases, increased at a 13.0% annualized rate in the first quarter. Total deposits increased at a 9.2% annualized rate.

•	First quarter 2010 net interest margin remained strong at 4.28%.

The Company had net income of $1.45 million, or $0.51 per diluted share, in the first quarter of 2010, compared with a net loss of ($1.25) million, or ($0.45) per diluted share, in the first quarter of 2009. The significant increase in net income was largely due to a lower provision for loan and lease losses and the $2.0 million goodwill impairment charge related to the Company’s small-ticket commercial equipment leasing business taken in the first quarter of 2009. The return on average equity was 12.29% for the three-month period ended March 31, 2010.

Net operating income for the first quarter of 2010 was $1.59 million, or $0.56 per diluted share, an increase of $1.49 million, from net operating income of $0.10 million, or $0.04 per diluted share, in the first quarter of 2009. “Net operating income” (as defined in the following Supplemental Non-GAAP Disclosure) is net income adjusted for what management considers “non-operating” items.

David J. Nasca, President and CEO of Evans Bancorp, stated, “This quarter reflects the strong core earnings momentum we have built through a very difficult year which included our exit from the national leasing business. This is our third consecutive quarter of positive net income growth and is a true demonstration of the earnings power inherent in our core businesses. We also continue to receive benefits from expanding our market share and gaining greater wallet share from existing customers as well as from the 2009 Waterford Village Bank acquisition.”

Supplemental Non-GAAP Results of Operations Disclosure

To provide investors with greater understanding of the Company’s operating results, in addition to the results measured in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company provides supplemental reporting on “net operating income,” which excludes items that management believes to be non-operating in nature. Specifically, net operating income excludes gains and losses on the sale and call of securities, the non-cash impairment and amortization of acquisition-related goodwill and intangible assets, and bargain purchase gain. This non-GAAP information is being disclosed because management believes that providing these non-GAAP financial measures provides investors with information useful in understanding the Company’s financial performance, its performance trends, and financial position. While the Company’s management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP or considered to be more important than financial results determined in accordance with GAAP, nor is it necessarily comparable with non-GAAP measures which may be presented by other companies. The reconciliation of net operating income and diluted net operating earnings per share to GAAP net income (loss) and GAAP diluted earnings (loss) per share is presented in the following table.

Reconciliation of GAAP Net Income (Loss) to Net Operating Income (non-GAAP)

	Three months ended
	March 31,
(in thousands, except per share)	2010	2009
GAAP Net Income (Loss)	$1,447	($1,247)
Loss on sale and call of securities [1]	4	—
Goodwill impairment charge [1]	-	1,214
Amortization of intangibles [1]	141	137
Net operating income [2]	$1,592	$104

GAAP diluted earnings (loss) per share	$0.51	($0.45)
Gain on sale and call of securities [1]	-	—
Goodwill impairment charge [1]	-	0.44
Amortization of intangibles [1]	0.05	0.05
Diluted net operating earnings per share [2]	$0.56	$0.04

1 After any tax-related effect

2 Non-GAAP measure

Net Interest Income
Net interest income was $6.1 million during the first quarter of 2010, flat with the fourth quarter of 2009, and up $0.9 million, or 16.6%, from $5.2 million in the first quarter of 2009. The first quarter of 2010 contained two less days than the linked quarter. When normalizing for the shorter period, net interest income increased 2.4% from the fourth quarter of 2009. Growth of the core loan portfolio and the reduced cost of interest-bearing liabilities continue to be the main factors driving this increase. Also contributing to the year-over-year increase was the acquisition of the loans and deposits of Waterford Village Bank (“Waterford”) in July 2009. Core loans were $472.9 million at March 31, 2010, an annualized increase of 13.0% from $458.1 million at December 31, 2009 and an increase of 30.2% from $363.4 million at March 31, 2009. Strong growth in commercial real estate balances and the addition of $37.4 million in loans acquired from Waterford drove the increase.

The national direct financing lease portfolio declined $4.8 million during the first quarter to $26.7 million at March 31, 2010 as the Company ceased lease originations in the second quarter of 2009 and is winding down the portfolio and exiting this business line. In the third quarter of 2009, Evans announced that it had ceased its marketing efforts to sell the portfolio and intends to service the portfolio until maturity. The national direct financing lease portfolio currently comprises 5.3% of the Company’s total loans and leases portfolio, down from 6.4% at December 31, 2009 and 13.2% at March 31, 2009.

Gary Kajtoch, Executive Vice President and CFO of Evans Bank noted, “We are taking active and aggressive steps to collect the remaining direct financing lease portfolio. Of the $26.7 million remaining lease balance, we anticipate running off $11.5 million in 2010 and another $10.2 million in 2011. We have $3.9 million of coverage for uncollectible leases, or 13.1% of the remaining principal balance. This consists of $3.1 million from the remaining adjustment initially made last June, plus an additional
$0.8 million in allowance added in the current quarter.”

Total deposits were $510.8 million at March 31, 2010, an increase of 2.3% from $499.5 million at December 31, 2009 and an increase of 11.0% from $460.0 million at March 31, 2009. The annualized growth rate for the quarter was 9.2%. The year-over-year increase included $38.3 million in deposits at the Company’s Clarence, NY branch, formerly known as Waterford. The primary driver of deposit growth in 2009 was the Company’s premium money market savings product. In the 2010 first quarter, the Company’s deposit growth vehicle has shifted to its Better Checking product, which is included in the NOW deposit category on the accompanying financial schedules. The Better Checking product is unique in our Western New York banking footprint as it pays a premium interest rate as a reward to customers who demonstrate a deep relationship with the Company as evidenced by regular use of their debit card, use of direct deposit, and electronic statements. The Company also experienced seasonal growth in its muni-vest savings product as municipal deposits peak in March due to tax collections. These deposits tend to diminish throughout the fiscal year as municipalities use the funds for operations. Time deposits were $134.5 million at March 31, 2010, down 6.0% and 4.7% compared with the balance at December 31, 2009 and March 31, 2009, respectively. The decline was largely due to brokered time deposit roll-off that was not replaced due to the inflow of municipal deposits. In addition, customers continue to be reluctant to extend maturities due to the low-rate environment.

The Company’s net interest margin continued to perform well at 4.28% in the first quarter of 2010, down slightly from 4.34% in the 2009 fourth quarter and 4.31% in the 2009 first quarter. The year-over-year decrease is due to the decline in the contribution of interest-free funds and a reduction in high-rate lease balances. The net interest spread actually widened from the first quarter of 2009, from 3.93% to 4.06%. There are a couple factors in the decline in the contribution of interest-free funds. Average demand deposit growth has been good at 6.0%, but average total asset growth has been faster at 16.0%. Also, stockholders’ equity growth has been lower due to the losses incurred in the first two quarters of 2009 and non-earning asset growth has been higher than normal due to the $3.0 million prepaid asset for future FDIC insurance premiums mandated by the FDIC.

For the linked quarter comparative, net interest margin declined 6 basis points from 4.34% in the fourth quarter of 2009 as asset yields declined slightly more (19 basis points) than liability rates (16 basis points) in the historically low interest rate environment.

Allowance for Loan and Lease Losses and Asset Quality

Net charge-offs to average total loans and leases remained low at 0.01% for the first quarter of 2010, the same as the fourth quarter of 2009. The net charge-off ratio significantly declined from the first quarter of 2009, when the ratio was 1.59%. This decrease in net charge-offs was entirely related to the classification of the direct finance national lease portfolio as held-for-sale on the balance sheet as of June 30, 2009, resulting in its being marked down to its market value. On September 30, 2009, the Company placed the leasing portfolio back into held-for-investment after concluding that holding the portfolio would ultimately provide greater value to the Company than selling at the prices that were offered by potential buyers. The original mark-to-market adjustment amounted to $7.1 million in the second quarter of 2009. The mark-to-market discount at June 30, 2009 remained appropriate when the Company elected to service the portfolio to maturity at the end of the third quarter of 2009. The difference between the lease principal value and the book value initially created by the mark-to-market adjustment is adjusted over time as specific leases are deemed uncollectible and written down to zero value. During the first quarter of 2010, management deemed $1.1 million in leases as uncollectible, compared with $1.6 million in the fourth quarter of 2009. Leases are reported at $26.7 million, which is the principal balance of
$29.8 million, net of the remaining mark of $3.1 million.

The ratio of non-performing loans and leases to total loans and leases decreased to 2.28% at
March 31, 2010, from 2.64% at December 31, 2009. The decrease in the ratio is largely due to the decline in loans 90 days past due and still accruing. A large commercial mortgage relationship that was scheduled to be extended at year-end was officially extended in the first quarter and has remained current since the extension. Management considers the $1.6 million in loans 90 days past due and still accruing to be well secured and in the process of collection or extension, and still believes that the Company will collect full value of principal and interest as contracted. When excluding loans 90 days past due and still accruing and the leasing portfolio, the ratio of non-accruing loans to total loans for March 31, 2010 was 1.46%.

The provision for loan and lease losses decreased $2.1 million from the first quarter of 2009 to
$1.2 million in the first quarter of 2010, primarily due to the leasing provision. The provision for leases was $0.8 million in the first quarter of 2010, compared with $2.9 million in the first quarter of 2009. In the first quarter of 2009, the leasing portfolio was rapidly deteriorating and a significant provision was necessary. By the end of the second quarter of 2009, management decided to cease originations and sell the portfolio, resulting in mark-to-market adjustment that led to a $3.9 million provision for lease losses. After the portfolio was placed back into held-for-investment at September 30, 2009, the Company did not take any provision for leasing in the last two quarters of 2009. Leasing write-offs in the first quarter of 2010 declined from $1.6 million to $1.1 million, and non-performing leases stayed at
$2.9 million. However, in management’s view, given the rate of roll-off in the portfolio, the asset quality statistics referred to above are indicative of additional weakness in the portfolio that has arisen subsequent to the original write-down. Therefore, management determined that it was necessary to provision for an additional $0.8 million in expected future lease losses in the first quarter of 2010.

The allowance for loan and lease losses to total loans and leases ratio was 1.64% at March 31, 2010, compared with 1.42% at December 31, 2009, and 1.86% at March 31, 2009. The increase in the ratio from December 31, 2009 was a result of the additional provision required for the leasing portfolio. A significant reason for the decrease in the ratio since March 31, 2009, was the mark-to-market adjustment of the leasing portfolio and the acquired Waterford loans, which were originally recorded at fair value.

Non-Interest Income

Non-interest income, which represented 37.9% of total revenue compared with 42.8% in prior year first quarter, declined 4.9%, or $0.2 million to $3.7 million when compared with the first quarter of 2009. Several categories of income decreased including bank charges, which were down primarily due to the industry-wide trend of lower overdraft activity, insurance agency revenue, reflecting a soft pricing environment, and bank-owned life insurance (“BOLI”) revenue, which declined as a result of a gain the Company realized on life insurance proceeds in the first quarter of 2009.

Non-Interest Expense

Total non-interest expense was $6.5 million for the first quarter of 2010, a decrease of $1.2 million, or 16.0%, from $7.7 million in the first quarter of 2009. The decrease is entirely due to the $2.0 million non-cash goodwill impairment charge in the first quarter of 2009 related to the Company’s leasing unit. Excluding the goodwill impairment charge, non-interest expenses increased 13.2% year-over-year. The largest component of the increase was in salaries and employee benefits, which increased 9.3%, or
$0.3 million, to $3.6 million for the first quarter of 2010 compared with the prior year first quarter. Salaries and benefits were higher because of annual merit raises and the addition of new account executives at The Evans Agency (“TEA”) and from branch employees retained in the acquisition of Waterford. Other factors in the increase included higher unemployment taxes related to former Waterford employees and additional participants in the Company’s supplemental executive retirement plan. FDIC insurance expenses increased over 250%, or $0.2 million, from $63 thousand in the 2009 first quarter to
$226 thousand in the first quarter of 2010 as the FDIC has increased premiums to shore up the deposit insurance fund as many banks throughout the U.S. continue to be closed due to insufficient capital levels. Professional services expenses increased $0.1 million or 27.4% due to expenses related to the Company’s recent shelf registration with the SEC on Form S-3. The filing gives the Company the flexibility to raise capital from time to time through the sale of various types of securities.

As a result of the increase in non-interest expenses, the efficiency ratio, excluding goodwill impairment and intangible amortization, increased to 63.56% for the first quarter of 2010, from 60.30% in the first quarter of 2009. The Company’s efficiency ratio for the fourth quarter of 2009 was 68.33%. The fourth quarter is typically the quarter with the highest efficiency ratio due to the seasonality of TEA’s revenue.

Income tax expense for the quarter ended March 31, 2010 was $0.7 million, reflecting an effective tax rate of 31.6%. The effective tax rate for the first quarter of 2009 was 34.0%.

Capital Management

The Company consistently maintains regulatory capital ratios measurably above the federal “well capitalized” standard, including a Tier 1 leverage ratio of 7.88% at March 31, 2010. Average equity as a percentage of average assets was 7.55% in the three months ended March 31, 2010, compared with 7.47% in the three months ended December 31, 2009, and 8.58% in the three months ended March 31, 2009. The decrease from the 2009 first quarter was the result of strong growth in core earning assets over the last 12 months as well as lower net income due to leasing charge-offs in 2009. Book value per share was $16.60 at March 31, 2010, compared with $16.34 at December 31, 2009, and $15.80 at March 31, 2009, reflecting the strong earnings realized in the 2010 first quarter. Tangible book value per share at March 31, 2010 was $13.08, up 2.8% from the end of the trailing fourth quarter and up 9.9% from the same time in 2009.

On March 16, 2010, the Board of Directors of the Company declared a semi-annual cash dividend of $0.20 per share on the Company’s outstanding common stock. The dividend is payable on April 27, 2010 to shareholders of record as of April 6, 2010.

Mr. Kajtoch commented, “Our balance sheet remains solid and our capital exceeds well-capitalized regulatory standards. Our goal is to manage capital to the benefit of our shareholders, while maintaining ample cushion in the current difficult environment. Our recent filing of a shelf registration with the SEC reflects our ongoing effort to provide flexibility to aggressively grow organically and be ready for any advantageous acquisition opportunities, should they arise.”

Conclusion

Mr. Nasca concluded, “Our continued commitment to basic community banking is being rewarded with market share growth and additional customer business. As larger banks focus on expanding outside of Western New York our focus remains on the consumers and businesses in this region. We expect to continue to capture market share with personalized service and customized solutions.”

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $635 million in assets and $511 million in deposits at March 31, 2010. The Bank has 13 branches located in Western New York and is a full-service community bank providing comprehensive financial services to consumer, business and municipal customers. Evans Bancorp’s wholly-owned insurance subsidiary, The Evans Agency, Inc. provides property and casualty insurance through 14 insurance offices in the Western New York region. Evans Investment Services, Inc., a wholly-owned subsidiary of Evans Bank, provides non-deposit investment products such as annuities and mutual funds. Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their Web sites at www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings. These statements are not historical facts or guarantees of future performance, events or results. There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies. These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
Gary A. Kajtoch Executive Vice President and Chief Financial Officer	Deborah K. Pawlowski Kei Advisors LLC
Phone: (716) 926-2000 Email: gkajtoch@evansbank.com	Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

TABLES FOLLOW

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Unaudited)

(in thousands except share and per share data)	2010	2009	2009	2009	2009
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

ASSETS
Investment Securities	$88,089	$79,019	$83,799	$79,833	$93,179
Loans	472,932	458,082	442,849	383,837	363,366
Leases	26,704	31,486	36,218	40,920	55,434
Allowance for loan and lease losses	(8,170)	(6,971)	(6,063)	(5,579)	(7,779)
Goodwill and intangible assets	9,938	10,169	10,363	10,585	10,801
All other assets	45,455	47,659	46,391	43,227	41,458
Total assets	634,948	619,444	613,557	552,823	556,459

LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand deposits	$87,759	$87,855	$83,196	$87,842	$80,315
NOW deposits	20,611	15,619	11,349	11,939	9,471
Regular savings deposits	230,319	229,609	219,309	191,645	183,378
Muni-vest deposits	37,656	23,418	33,727	31,592	45,797
Time deposits	134,495	143,007	155,184	128,235	141,065
Total deposits	510,840	499,508	502,765	451,253	460,026
Borrowings	65,880	63,146	54,574	49,494	39,582
Other liabilities	11,293	10,831	11,249	9,917	13,097
Total stockholders’ equity	46,935	45,959	44,969	42,159	43,754

SHARES AND CAPITAL RATIOS
Common shares outstanding	2,827,894	2,813,274	2,795,198	2,795,198	2,769,788
Treasury shares	—	—	—	—	2,000
Book value per share	16.60	16.34	16.09	15.08	15.80
Tangible book value per share*	13.08	12.72	12.38	11.30	11.90
Tier 1 leverage ratio	7.88%	7.80%	7.81%	7.89%	8.47%
Tier 1 risk-based capital ratio	10.08%	9.92%	9.71%	9.66%	10.13%
Total risk-based capital ratio	11.34%	11.17%	10.96%	10.91%	11.39%

ASSET QUALITY DATA
Non-performing loans	$8,479	$10,043	$7,080	$2,707	$2,501
Non-performing leases	2,894	2,905	2,818	2,146	1,592
Total non-performing loans and leases	11,373	12,948	9,898	4,853	4,093
Net loan charge-offs (recoveries)	14	9	150	176	9
Net lease charge-offs	—	—	—	7,659	1,613
Total net loan and lease charge-offs	14	9	150	7,835	1,622

Non-performing loans/Total loans and leases	1.70%	2.05%	1.48%	0.64%	0.60%
Non-performing leases/Total loans and leases	0.58%	0.59%	0.59%	0.50%	0.38%
Non-performing loans and leases/Total loans and leases	2.28%	2.64%	2.07%	1.14%	0.98%
Net loan charge-offs/Average loans and leases	0.01%	0.01%	0.13%	0.17%	0.00%
Net lease charge-offs/Average loans and leases	0.00%	0.00%	0.00%	7.31%	1.59%
Net loan and lease charge-offs/Average loans and leases	0.01%	0.01%	0.13%	7.48%	1.59%

* Non- GAAP measure

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Unaudited)
(in thousands except share and per share data)

	2010	2009	2009	2009	2009
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Interest income	$7,746	$7,884	$7,924	$7,467	$7,426
Interest expense	1,668	1,817	1,956	2,122	2,212
Net interest income	6,078	6,067	5,968	5,345	5,214
Provision for loan and lease losses	1,214	917	634	5,635	3,314
Net interest income (loss) after provision	4,864	5,150	5,334	(290)	1,900

Deposit service charges	511	575	562	563	560
Insurance service and fee revenue	2,246	1,493	1,750	1,623	2,325
Premium on loans sold	10	27	13	25	29
Bank-owned life insurance	108	112	111	135	220
Gain on bargain purchase	—	—	671	—	—
Other income	827	757	722	1,034	760
Total non-interest income	3,702	2,964	3,829	3,380	3,894

Salaries and employee benefits	3,608	3,095	3,216	3,138	3,302
Occupancy	771	700	687	658	719
Repairs and maintenance	182	218	153	158	191
Advertising and public relations	102	210	133	151	81
Professional services	414	438	379	342	325
Technology and communications	225	493	173	225	174
Goodwill impairment	—	—	—	—	1,984
Amortization of intangibles	231	262	222	223	224
FDIC insurance	226	392	167	320	63
Other expense	692	682	666	873	619
Total non-interest expense	6,451	6,490	5,796	6,088	7,682

Income (Loss) before income taxes	2,115	1,624	3,367	(2,998)	(1,888)
Income tax provision (benefit)	668	253	931	(1,145)	(641)
Net income (loss)	$1,447	$1,371	$2,436	($1,853)	($1,247)

PER SHARE DATA
Net income (loss) per common share-diluted	$0.51	$0.49	$0.87	($0.67)	($0.45)
Cash dividends per common share	$0.20	—	$0.20	—	$0.41
Weighted average number of diluted shares	2,823,559	2,812,166	2,805,493	2,785,803	2,770,683

PERFORMANCE RATIOS
Return on average total assets	0.93%	0.89%	1.64%	-1.34%	-0.93%
Return on average stockholders’ equity	12.29%	11.93%	22.45%	-16.60%	-10.81%
Efficiency ratio^	63.56%	68.33%	56.95%	67.27%	60.30%

^The calculation of the efficiency ratio excludes goodwill impairment, amortization of intangibles and gains and losses on sale of securities, for comparative purposes

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED AVERAGE BALANCES AND YIELDS/RATES
(Unaudited)
(in thousands)

	2010	2009	2009	2009	2009
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

AVERAGE BALANCES
(dollars in thousands)

Loans and leases, net	$484,241	$476,651	$455,509	$418,952	$406,945
Investment securities	81,623	81,482	82,313	83,480	76,011
Interest bearing deposits at banks	2,333	1,394	1,623	1,104	602
Total interest-earning assets	568,197	559,527	539,445	503,536	483,558
Non interest-earning assets	55,477	56,061	55,337	53,550	54,102
Total Assets	623,674	615,588	594,782	557,086	537,660

NOW	$19,638	$13,264	$9,588	$10,940	$12,249
Regular savings	231,761	224,394	209,406	186,467	167,769
Muni-Vest savings	30,913	32,065	31,908	38,976	30,113
Time deposits	140,381	149,018	149,354	136,110	136,954
Total interest-bearing deposits	422,693	418,741	400,256	372,493	347,085
Other borrowings	58,893	50,545	52,437	42,077	52,506
Total interest-bearing liabilities	481,586	469,286	452,693	414,570	399,591

Demand deposits	83,995	88,780	87,275	85,334	79,220
Other non-interest bearing liabilities	11,004	11,545	11,416	12,527	12,693
Stockholders’ equity	47,089	45,977	43,398	44,655	46,156

YIELD/RATE
Loans and leases, net	5.73%	5.94%	6.19%	6.33%	6.55%
Investment securities	3.94%	3.96%	4.27%	4.00%	4.02%
Interest bearing deposits at banks	0.06%	0.06%	0.05%	0.06%	0.06%
Total interest-earning assets	5.45%	5.64%	5.88%	5.93%	6.14%
NOW	0.75%	0.51%	0.21%	0.29%	0.36%
Regular savings	0.70%	0.82%	0.99%	1.30%	1.53%
Muni-Vest savings	0.52%	0.50%	0.44%	0.68%	0.89%
Time deposits	2.48%	2.64%	2.85%	3.36%	3.44%
Total interest-bearing deposits	1.28%	1.43%	1.62%	1.96%	2.19%
Other borrowings	2.17%	2.52%	2.52%	2.82%	2.41%
Total interest-bearing liabilities	1.39%	1.55%	1.73%	2.05%	2.21%
Interest rate spread	4.06%	4.09%	4.15%	3.88%	3.93%
Contribution of interest-free funds	0.22%	0.25%	0.28%	0.37%	0.38%
Net interest margin	4.28%	4.34%	4.43%	4.25%	4.31%